EXHIBIT 10.25

Severance Arrangements with Certain Executive Officers

Pursuant to resolutions adopted by the Board of Directors of PLC Systems Inc. (the “Company”) on December 19, 2001, Michael F. Adams, the Company’s Vice President of New Ventures, and Kenneth J. Luppi, the Company’s Vice President of Operations, are entitled to receive payments equal to 26 weeks of base salary in the event that they are terminated within one year of the date of a change in control of the Company.

Mark R. Tauscher, the Company’s President and Chief Executive Officer, James G. Thomasch, the Company’s Senior Vice President of Finance and Administration, Chief Financial Officer and Treasurer, and Dr. Robert I. Rudko, the Company’s Chief Scientist, are separately entitled to receive severance payments pursuant to the terms of their respective employment agreements with the Company.